As filed with the Securities and Exchange Commission on November 26, 2007

Registration No. 033-59171

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

TEKTRONIX, INC.

(Exact name of registrant as specified in its charter)

OREGON	93-0343990
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

14200 SW Karl Braun Drive Beaverton, Oregon	97077
(Address of Principal Executive Offices)	(Zip Code)

Tektronix, Inc.

Stock Incentive Plan

Tektronix, Inc.

Non-Employee Directors Stock Compensation Plan

(Full title of plans)

James F. Dalton

Senior Vice President, General Counsel and Secretary

Tektronix, Inc.

14200 SW Karl Braun Drive

Beaverton, OR 97077

(Name and address of agent for service)

Telephone number, including area code, of agent for service: (503) 627-6700

Copy to:

Margaret Hill Noto

Stoel Rives LLP

900 SW Fifth Avenue, Suite 2600

Portland, OR 97204

Post-Effective Amendment No. 1

The Registration Statement on Form S-8 (No. 033-59171) (the “Registration Statement”) of Tektronix, Inc. (“Tektronix”) pertaining to the registration of certain shares of Tektronix’s common stock (“Tektronix Common Stock”), issuable to eligible employees of Tektronix under the Stock Incentive Plan and the Non-Employee Directors Stock Compensation Plan, to which this Post-Effective Amendment No. 1 relates, was filed with the Securities and Exchange Commission on May 9, 1995.

Tektronix, Danaher Corporation (“Danaher”) and Raven Acquisition Corp., a wholly owned subsidiary of Danaher (“Purchaser”), entered into an Agreement and Plan of Merger, dated as of October 14, 2007 (the “Merger Agreement”), that provides for, among other things, the merger of Purchaser with and into Tektronix with Tektronix surviving as a wholly owned subsidiary of Danaher and the conversion of each outstanding share of Tektronix Common Stock into the right to receive $38.00 in cash (the “Merger”).

On November 21, 2007, Purchaser acquired over 90% of the outstanding Tektronix Common Stock, and, subsequently, effected the Merger pursuant to Section 491 of the Oregon Business Corporation Act. The Merger became effective as specified in Articles of Merger filed with the Secretary of State of the State of Oregon on November 21, 2007 (the “Merger Date”).

As a result of the Merger, Tektronix has terminated all offerings of Tektronix Common Stock pursuant to its existing registration statements, including the Registration Statement. Accordingly, Tektronix hereby removes from registration all shares of Tektronix Common Stock registered under the Registration Statement which remain unsold as of the Merger Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on this 26th day of November, 2007.

TEKTRONIX, INC.

By:	/s/ JAMES F. DALTON
James F. Dalton
Senior Vice President,
General Counsel and Secretary